UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement.

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

☐	Definitive Proxy Statement.

☒	Definitive Additional Materials.

☐	Soliciting Material Pursuant to §240.14a-12.

Del Monte Foods Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT #3 TO DEFINITIVE PROXY STATEMENT

This supplemental information should be read in conjunction with the Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission (the “SEC”) by Del Monte Foods Company (the “Company”) on January 12, 2011, as supplemented by the Schedule 14As filed with the SEC on January 26, 2011 and February 4, 2011 (as supplemented, the “Definitive Proxy Statement”), which should be read in its entirety. This supplemental information is being made in connection with certain litigation arising out of the merger. Defined terms used but not defined herein have the meanings set forth in the Definitive Proxy Statement.

As previously disclosed on pages 6 and 64 of the Definitive Proxy Statement, seven putative stockholder class action complaints were filed in Delaware Chancery Court against the Company, each member of the Company’s board of directors, the sponsors, and in some cases, Blue Acquisition Group, Inc. and Blue Merger Sub Inc. These actions were consolidated for all purposes on December 8, 2010, and again on December 23, 2010 and December 31, 2010 (to include newly filed cases), under the caption In re Del Monte Foods Company Shareholders Litigation, No. 6027-VCL (“Delaware Litigation”). Plaintiffs in the Delaware Litigation voluntarily dismissed the Company as a defendant on January 10, 2011.

A hearing on the lead plaintiff’s motion for preliminary injunctive relief was held on February 11, 2011 and on February 14, 2011 the Court of Chancery entered an order preliminarily enjoining the parties from proceeding with the vote on the merger, which was scheduled to occur on February 15, 2011, for a period of 20 days. In addition, the Court of Chancery enjoined the parties, pending the vote on the merger, from enforcing the no-solicitation and match right provisions in Sections 6.5(b), 6.5(c), and 6.5(h) of the merger agreement, and the termination fee provisions relating to topping bids and changes in the board of directors’ recommendation on the merger in Section 8.5(b) of the merger agreement. The special meeting was convened on February 15, 2011. At such meeting a quorum was determined to be present and, in accordance with the Court of Chancery’s ruling, the meeting was adjourned, without a vote on the merger proposal. The special meeting will be reconvened at 9:00 a.m. Pacific Time, on March 7, 2011, at the Hyatt Regency San Francisco, Five Embarcadero Center, San Francisco, California 94111.

These supplemental disclosures are not being made as part of a settlement of, and do not resolve, the Delaware Litigation.

The Merger – Litigation Relating to the Merger

The disclosure on pages 6 and 64 of the Definitive Proxy Statement under the headings “Litigation Relating to the Merger (page 64)” and “Litigation Relating to the Merger” is amended and restated in its entirety as follows:

In connection with the merger, between November 30, 2010 and December 21, 2010, seven putative stockholder class action complaints were filed in Delaware Chancery Court against the Company, each member of the Company’s board of directors, the sponsors, and in some cases, Blue Acquisition Group, Inc. and Blue Merger Sub Inc. These actions were consolidated for all purposes on December 8, 2010, and again on December 23, 2010 and December 31, 2010 (to include newly filed cases), under the caption In re Del Monte Foods Company Shareholders Litigation, No. 6027-VCL. On December 31, 2010, the Delaware Court of Chancery appointed NECA-IBEW Pension Fund as lead plaintiff for the consolidated action. On January 10, 2011, lead plaintiff for the consolidated action filed an amended complaint removing the Company as a defendant, but reiterating its earlier allegations regarding the remaining defendants.

On January 10, 2011, the Court of Chancery entered an order expediting discovery, setting a briefing schedule with respect to the lead plaintiff’s motion for preliminary injunctive relief, and scheduling a hearing on the lead plaintiff’s motion to occur on February 11, 2011. A hearing on the lead plaintiff’s motion for preliminary injunctive relief was held on February 11, 2011 and on February 14, 2011 the Court of Chancery entered an order preliminarily enjoining the parties from proceeding with the vote on the merger, which was scheduled to occur on February 15, 2011, for a period of 20 days. In addition, the Court of Chancery enjoined the parties, pending the vote on the merger, from enforcing the no-solicitation and match right provisions in Sections 6.5(b), 6.5(c), and 6.5(h) of the merger agreement, and the termination fee provisions relating to topping bids and changes in the board of directors’ recommendation on the merger in Section 8.5(b) of the merger agreement. The Court of Chancery’s order was conditioned upon the lead plaintiff’s posting a bond in the amount of $1.2 million. The plaintiff posted such bond on February 15, 2011. The special meeting was convened on February 15, 2011. At such meeting a quorum was determined to be present and, in accordance with the Court of Chancery’s ruling, the meeting was adjourned, without a vote on the merger proposal. The special meeting will be reconvened at 9:00 a.m. Pacific Time, on March 7, 2011, at the Hyatt Regency San Francisco, Five Embarcadero Center, San Francisco, California 94111.

In addition, between December 1, 2010 and December 10, 2010, six putative stockholder class action complaints were filed in the California Superior Court, County of San Francisco, against the Company, each member of the Company’s board of directors, the sponsors and, in three of the six California actions, Blue Acquisition Group, Inc. and Blue Merger Sub Inc. Three of these actions have been voluntarily dismissed by plaintiffs; those that remain are: Franklin, et al. v. Richard G. Wolford, et al. (No. CGC-10-506066); Kaiman, et al. v. Del Monte Foods Co., et al. (No. CGC-10-505726); and Sinor, et al. v. Richard G. Wolford, et al (No. CGC-10-505735). On January 31, 2011, the Company and the director defendants filed a motion to stay the Franklin action pending resolution of the nearly identical In re Del Monte Foods Company Shareholders Litigation pending in the Delaware Court of Chancery. On February 4, 2011, the plaintiff in the Franklin action filed a motion to compel coordination of discovery with the In re Del Monte Foods Company Shareholders Litigation or, in the alternative, to expedite discovery. At a hearing on February 7, 2011, the San Francisco County Superior Court ordered that the plaintiff’s discovery motion will be heard concurrently with defendants’ motion to stay proceedings on February 28, 2011.

The complaints in the Delaware and California actions generally allege that the directors breached their fiduciary duties to the stockholders by agreeing to sell the Company at a price that is unfair and inadequate and by agreeing to certain preclusive deal protection devices in the merger agreement. The complaints further allege the sponsors and, in some instances, the Company, aided and abetted in the directors’ breach of their fiduciary duty. In addition, the complaints filed in federal court in California allege violations of federal securities laws due to the alleged omission of material facts in the proxy statement.

On December 20, 2010, a putative stockholder class action complaint was filed in the United States District Court for the Northern District of California against the Company, each member of the Company’s board of directors, Blue Acquisition Group, Inc. and Blue Merger Sub Inc. as defendants. This case is captioned Heintz, et al. v. Richard G. Wolford, et al. (No. CV-10-5789). On January 21, 2011, a second putative stockholder class action complaint entitled Dallas Faulkner v. Richard G. Wolford, et al. (No. CV-11-0326) was filed in the United States District Court for the District of Northern California against the Company, each member of the Company’s board of directors, Blue Merger Sub Inc., and Blue Acquisition Group, Inc. The Heintz and Faulkner complaints allege causes of action against the Company, its directors, and the sponsors for alleged violations of Section 14(a) of the Securities Exchange Act of 1934 due to alleged omission of material facts in the proxy statement, against the Company’s directors for alleged breaches of their fiduciary duties, and against the sponsors for allegedly aiding and abetting breach of the directors’ fiduciary duties. The Heintz complaint also alleges a cause of action against the Company for aiding and abetting breach of fiduciary duties. The Faulkner complaint also alleges violations of Section 20(a) of the Securities Exchange Act of 1934.

The complaints all seek injunctive relief, rescission of the merger agreement, an accounting for all damages suffered by class members and attorneys’ fees. The Company intends to deny these allegations and to vigorously defend itself and its directors.

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You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, by submitting a proxy at a later date through any of the methods available to you, by giving written notice of revocation to the Company’s Secretary, which must be filed with the Company at One Market @ The Landmark, San Francisco, California 94105, or by attending the special meeting, as adjourned, and voting in person. Please note that to be effective, your new proxy card, internet or telephonic voting instructions or written notice of revocation must be received by the Company’s Secretary prior to the date of the adjourned special meeting and, in the case of internet or telephonic voting instructions, must be received before 11:59 p.m. Eastern time on March 6, 2011. If you have submitted a proxy, your appearance at the adjourned special meeting, in the absence of voting in person or submitting an additional proxy or revocation, will not have the effect of revoking your prior proxy.

Stockholders who do not wish to rescind their votes, including stockholders who have already voted in favor of the merger proposal or the adjournment proposal and do not wish to change that vote, do not need to take any further action. All shares of Company common stock represented by properly executed proxies that are received in time for the special meeting, as adjourned, and that are not revoked, will be voted at the special meeting in the manner specified by the holder.

Company stockholders of record as of January 10, 2011, the record date for the special meeting, who have not yet voted and still wish to do so may vote in the manner set forth in the Definitive Proxy Statement.

If you have any questions or need assistance voting your shares of Company common stock, please contact MacKenzie Partners, Inc., the Company’s proxy solicitor, by calling (800) 322-2885 (toll-free) or (212) 929-5500 (collect), or emailing proxy@mackenziepartners.com.